UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*


                                  Protocol Systems,Inc.
                                   (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)

                                   74371R-10-6
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement ____. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP No.  74371R-10-6                 13G             Page   2  of  4  Pages
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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 The Parnassus Fund
                 94-6579180
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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)
                                                               (b)
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    3       SEC USE ONLY

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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Massachusetts Business Trust
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    5       SOLE VOTING POWER

                 800,000 shares
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    6       SHARED VOTING POWER


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    7       SOLE DISPOSITIVE POWER


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    8       SHARED DISPOSITIVE POWER


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    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               800,000 shares
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    10      CHECK BOX OF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


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    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 8.48%
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    12      TYPE OF REPORTING PERSON*

                 IV
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Item 1.
         (a) Name of Issuer: Protocol Systems, Inc.
         (b) Address of Issuer's Principal Executive Offices:

                                    8500 SW Creekside Place
                                    Beaverton, OR 97008
Item 2.
         (a) Name of Person filing:  The Parnassus Fund

         (b) Address of Principal Business Office or, if none, Residence:

                                    One Market
                                    Steuart Tower - Suite #1600
                                    San Francisco, CA  94105

         (c) Citizenship: Massachusetts Business Trust

         (d) Title of Class of Securities:  Common Stock

         (e) CUSIP Number: 74371R-10-6

Item 3.
         (d)      Person  filing  is  an  Investment  Company  registered  under
                  Section 8 of the Investment Company Act of 1940.

Item 4. Ownership:

         (a)      Amount Beneficially Owned: 800,000 shares

         (b)      Percent of Class: 8.48%

         (c) Number of shares as to which such person has: (i) sole power to vote or to direct the vote: 800,000 shares

Item 5. Ownership of Five Percent or Less of a Class:

                                    Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

                                    Not Applicable

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                                    Not Applicable


Item 8. Identification and Classification of Members of the Group:

                                    Not Applicable

Item 9. Notice of Dissolution of Group:

                                    Not Applicable

Item 10: Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                             February 10, 1998
                                                                    Date




                                                              Signature


                                                      Jerome L. Dodson,President
                                                                Name/Title